Phillips 66 Partners Reports First-Quarter Earnings

Exhibit 99.1

Phillips 66 Partners Reports
First-Quarter 2019 Earnings

Highlights

•	Reported earnings of $198 million and adjusted EBITDA of $281 million

•	Increased quarterly distribution to $0.845 per common unit

•	Achieved record Sand Hills Pipeline volumes of 494,000 BPD

•	Completed second phase of Bayou Bridge Pipeline

•	Increased Bakken Pipeline capacity to 570,000 BPD

•	Progressed construction of 900,000 BPD Gray Oak Pipeline

HOUSTON, April 30, 2019 – Phillips 66 Partners LP (NYSE: PSXP) announces first-quarter 2019 earnings of $198 million, or $0.92 per diluted common unit. Cash from operations was $205 million, and distributable cash flow was $226 million. Adjusted EBITDA was $281 million in the first quarter, compared with $309 million in the prior quarter.

“We operated well and delivered solid financial results in a quarter that was impacted by turnarounds at Phillips 66 refineries,” said Greg Garland, Phillips 66 Partners’ chairman and CEO. “We continued to advance our portfolio of growth projects and rewarded our unitholders with increased distributions. Looking forward, we remain committed to delivering a competitive and growing distribution while balancing strong coverage and leverage ratios. Our portfolio of organic projects and financial strength position us well for future growth.”

On April 17, 2019, the general partner’s board of directors declared a first-quarter 2019 cash distribution of $0.845 per common unit, an 18% increase over the first-quarter 2018 cash distribution. The Partnership has increased its distribution per common unit every quarter since its initial public offering in July 2013.

Phillips 66 Partners Reports First-Quarter Earnings

Financial Results

Phillips 66 Partners’ first-quarter 2019 earnings were $198 million, compared with $221 million in the fourth quarter of 2018. The Partnership reported adjusted EBITDA of $281 million in the first quarter, compared with $309 million in the prior quarter. The decreases reflect lower volumes in the quarter, primarily due to the impact of turnarounds at refineries operated by Phillips 66.

Liquidity, Capital Expenditures and Investments

As of March 31, 2019, total debt outstanding was $3.2 billion. The Partnership had $2 million in cash and cash equivalents and $735 million available under its revolving credit facility.

The Partnership’s total capital spending for the quarter was $632 million. Excluding $422 million of capital spending funded by Gray Oak joint venture partners, adjusted capital spending was $210 million. Expansion capital of $195 million included investment in the Gray Oak pipeline project, as well as spend on the new isomerization unit at the Phillips 66 Lake Charles Refinery and the Clemens Caverns expansion.

Strategic Update

During the quarter, the Bayou Bridge Pipeline segment from Lake Charles, Louisiana, to St. James, Louisiana, was completed. The pipeline now transports crude oil from Nederland, Texas, to St. James. Phillips 66 Partners owns a 40% interest in the pipeline joint venture. In addition, the Partnership continues to advance the ACE Pipeline System, which would provide crude oil transportation from St. James to destinations in Southeast Louisiana, including the Phillips 66 Alliance Refinery.

The Partnership is constructing the 900,000 barrels per day (BPD) Gray Oak Pipeline, which is anticipated to be in service by the end of 2019. The pipeline will provide crude oil transportation from the Permian and Eagle Ford to destinations in Corpus Christi, Texas, and the Sweeny, Texas, area, including the Phillips 66 Sweeny Refinery. Phillips 66 Partners has a 42.25% ownership in the pipeline.

The Gray Oak Pipeline will connect to multiple terminals in Corpus Christi, including the South Texas Gateway Terminal currently being constructed by Buckeye Partners, L.P. The marine export terminal will have two deepwater docks, with initial storage capacity of 7 million barrels and up to 800,000 BPD of throughput capacity. Phillips 66 Partners owns a 25% interest in the terminal, which is expected to start up by mid-2020.

Phillips 66 Partners is constructing a new pipeline that will connect storage in Lake Charles to its Clifton Ridge Marine Terminal. This connection is expected to increase product exports by up to 50,000 BPD from the Phillips 66 Lake Charles Refinery. The project is backed by a long-term agreement that includes a minimum volume commitment. The pipeline is expected to be completed in the second quarter of 2019.

The Partnership is constructing a 25,000 BPD isomerization unit at the Phillips 66 Lake Charles Refinery to increase production of higher-octane gasoline blend components. The project includes a long-term agreement with Phillips 66 for processing services with a minimum volume commitment. The project is on schedule for completion in the third quarter of 2019.

Phillips 66 Partners Reports First-Quarter Earnings

The Sweeny to Pasadena Pipeline expansion is underway. The project adds 80,000 BPD of pipeline capacity, providing additional naphtha offtake from the Sweeny fractionators. In addition, product storage capacity will be increased by 300,000 barrels at the Pasadena Terminal and new connectivity will be added to third-party terminals. The project is expected to be completed in the second quarter of 2020 and will be backed by long-term agreements that include minimum volume commitments.

In connection with the Phillips 66 project to add natural gas liquid (NGL) fractionation capacity at the Sweeny Hub, the Partnership is increasing storage capacity at Clemens Caverns from 9 million barrels to 15 million barrels. The caverns expansion is expected to be completed in late-2020.

In the first quarter, a successful open season was completed for the Bakken Pipeline, resulting in the pipeline capacity being increased to 570,000 BPD in March. In addition, the Bakken Pipeline received sufficient market interest during the open season such that the partners are progressing plans to further increase the capacity by late-2020. Phillips 66 Partners owns a 25% interest in the pipeline joint venture.

Phillips 66 Partners Reports First-Quarter Earnings

Investor Webcast

Members of Phillips 66 Partners executive management will host a webcast today at 2 p.m. EDT to discuss the Partnership’s first-quarter performance. To listen to the conference call and view related presentation materials, go to www.phillips66partners.com/events. For detailed supplemental information, go to www.phillips66partners.com/reports.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum products and natural gas liquids pipelines, terminals and other midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Jeff Dietert (investors) 832-765-2297 jeff.dietert@p66.com	Brent Shaw (investors) 832-765-2297 brent.d.shaw@p66.com	Dennis Nuss (media) 832-765-1850 dennis.h.nuss@p66.com

Phillips 66 Partners Reports First-Quarter Earnings

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66 Partners’ operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements; the volume of crude oil, refined petroleum products and NGL we or our joint ventures transport, fractionate, terminal and store; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil, refined petroleum products and NGL; liabilities associated with the risks and operational hazards inherent in transporting, fractionating, terminaling and storing crude oil, refined petroleum products and NGL; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; the failure to complete construction of announced and future capital projects in a timely manner and any cost overruns associated with such projects; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms “EBITDA,” “adjusted EBITDA,” “distributable cash flow,” “coverage ratio,” and “adjusted capital spending.” These are non-GAAP financial measures. EBITDA and adjusted EBITDA are included to help facilitate comparisons of operating performance of the Partnership with other companies in our industry. EBITDA and distributable cash flow help facilitate an assessment of our ability to generate sufficient cash flow to make distributions to our partners. We believe that the presentation of EBITDA, adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. Our coverage ratio is calculated as distributable cash flow divided by total cash distributions and is included to help indicate the Partnership’s ability to pay cash distributions from current earnings. Additionally, adjusted capital spending is a non-GAAP financial measure that demonstrates Phillips 66 Partners' net share of capital spending. The GAAP performance measure most directly comparable to EBITDA and adjusted EBITDA is net income. The GAAP liquidity measure most comparable to EBITDA and distributable cash flow is net cash provided by operating activities. The GAAP financial measure most comparable to our coverage ratio is calculated as net cash provided by operating activities divided by total cash distributions. The GAAP financial measure most comparable to adjusted capital spending is capital expenditures and investments. These non-GAAP financial measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. They have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because EBITDA, adjusted EBITDA, distributable cash flow, coverage ratio and adjusted capital spending may be defined differently by other companies in our industry, our definition of EBITDA, adjusted EBITDA, distributable cash flow, coverage ratio and adjusted capital spending may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Reconciliations of current quarter EBITDA, adjusted EBITDA and distributable cash flow to net income and net cash provided by operating activities, as well as, adjusted capital spending to capital expenditures and investments are included in this release. Additionally, the disaggregation of adjusted capital spending between expansion and maintenance is not a distinction recognized under GAAP. We provide such disaggregation because our partnership agreement requires that we treat expansion and maintenance capital differently for certain surplus determinations. Further, we generally fund expansion capital spending with both operating and financing cash flows and fund maintenance capital spending with operating cash flows. We believe this is an important distinction in our liquidity profile.

References to EBITDA refer to earnings before interest, income taxes, depreciation and amortization.

Phillips 66 Partners Reports First-Quarter Earnings

Results of Operations (Unaudited)

Summarized Financial Statement Information
	Millions of Dollars Except as Indicated
	Q1 2019	Q4 2018
Selected Income Statement Data
Total revenues and other income	$423	393
Net income	198	221

Adjusted EBITDA	281	309
Distributable cash flow	226	238

Net Income Per Limited Partner Unit—Diluted (Dollars)
Common units	$0.92	1.09

Selected Balance Sheet Data
Cash and cash equivalents	$2	1
Equity investments	2,897	2,448
Total assets	6,353	5,819
Total debt	3,188	3,048
Equity held by public
Preferred units	747	746
Common units	2,523	2,485
Equity held by Phillips 66
Common units	600	592
General partner	(1,315)	(1,313)

Phillips 66 Partners Reports First-Quarter Earnings

Statement of Income

	Millions of Dollars
	Q1 2019	Q4 2018
Revenues and Other Income
Operating revenues—related parties	$296	263
Operating revenues—third parties	6	7
Equity in earnings of affiliates	119	123
Other income	2	—
Total revenues and other income	423	393

Costs and Expenses
Operating and maintenance expenses	139	88
Depreciation	29	30
General and administrative expenses	18	16
Taxes other than income taxes	11	8
Interest and debt expense	27	28
Total costs and expenses	224	170
Income before income taxes	199	223
Income tax expense	1	2
Net income	198	221
Less: Preferred unitholders’ interest in net income	10	9
Less: General partner’s interest in net income	69	68
Limited partners’ interest in net income	$119	144

Phillips 66 Partners Reports First-Quarter Earnings

Selected Operating Data

	Q1 2019	Q4 2018
Wholly Owned Operating Data
Pipelines
Pipeline revenues (millions of dollars)	$109	118
Pipeline volumes(1) (thousands of barrels daily)
Crude oil	959	1,049
Refined petroleum products and natural gas liquids	768	1,035
Total	1,727	2,084

Average pipeline revenue per barrel (dollars)	$0.70	0.61

Terminals
Terminal revenues (millions of dollars)	$40	43
Terminal throughput (thousands of barrels daily)
Crude oil(2)	471	460
Refined petroleum products	772	839
Total	1,243	1,299

Average terminaling revenue per barrel (dollars)	$0.35	0.35

Storage, processing and other revenues (millions of dollars)	$153	109
Total operating revenues (millions of dollars)	$302	270

Joint Venture Operating Data(3)
Crude oil, refined petroleum products and natural gas liquids (thousands of barrels daily)	687	699
(1) Represents the sum of volumes transported through each separately tariffed pipeline segment.
(2) Bayway and Ferndale rail rack volumes included in crude oil terminals.
(3) Proportional share of total pipeline and terminal volumes of joint ventures consistent with recognized equity in earnings of affiliates.

Capital Expenditures and Investments
	Millions of Dollars
	Q1 2019	Q4 2018
Capital Expenditures and Investments
Expansion	$195	311
Maintenance	15	20
Adjusted capital spending	$210	331
Capital expenditures and investments funded by Gray Oak joint venture partners	422	—
Capital expenditures and investments	$632	331

Phillips 66 Partners Reports First-Quarter Earnings

Cash Distributions

	Millions of Dollars Except as Indicated
	Q1 2019	Q4 2018
Cash Distributions†
Common units—public	$47	46
Common units—Phillips 66	58	58
General partner—Phillips 66	69	67
Total	$174	171

Cash Distribution Per Common Unit (Dollars)	$0.845	0.835

Coverage Ratio*	1.30	1.39
†Cash distributions declared attributable to the indicated periods.
*Calculated as distributable cash flow divided by total cash distributions. Used to indicate the Partnership’s ability to pay cash distributions from current earnings. Net cash provided by operating activities divided by total cash distributions was 1.18x and 1.40x at Q1 2019 and Q4 2018, respectively.

Phillips 66 Partners Reports First-Quarter Earnings

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Income

	Millions of Dollars
	Q1 2019	Q4 2018

Net Income	$198	221
Plus:
Depreciation	29	30
Net interest expense	27	28
Income tax expense	1	2
EBITDA	255	281
Proportional share of equity affiliates’ net interest, taxes and depreciation and amortization	26	28
Expenses indemnified or prefunded by Phillips 66	—	—
Transaction costs associated with acquisitions	—	—
Adjusted EBITDA	281	309
Plus:
Deferred revenue impacts*†	—	(1)
Less:
Equity affiliate distributions less than proportional EBITDA	9	14
Maintenance capital expenditures†	9	19
Net interest expense	27	28
Preferred unit distributions	10	9
Distributable cash flow	$226	238
*Difference between cash receipts and revenue recognition.
†Excludes Merey Sweeny capital reimbursements and turnaround impacts.

Phillips 66 Partners Reports First-Quarter Earnings

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Cash Provided by Operating Activities

	Millions of Dollars
	Q1 2019	Q4 2018

Net Cash Provided by Operating Activities	$205	240
Plus:
Net interest expense	27	28
Income tax expense	1	2
Changes in working capital	34	14
Undistributed equity earnings	(2)	—
Deferred revenues and other liabilities	(9)	(2)
Other	(1)	(1)
EBITDA	255	281
Proportional share of equity affiliates’ net interest, taxes and depreciation and amortization	26	28
Expenses indemnified or prefunded by Phillips 66	—	—
Transaction costs associated with acquisitions	—	—
Adjusted EBITDA	281	309
Plus:
Deferred revenue impacts*†	—	(1)
Less:
Equity affiliate distributions less than proportional EBITDA	9	14
Maintenance capital expenditures†	9	19
Net interest expense	27	28
Preferred unit distributions	10	9
Distributable cash flow	$226	238
*Difference between cash receipts and revenue recognition.
†Excludes Merey Sweeny capital reimbursements and turnaround impacts.